EXHIBIT 5

April 15, 2003

Stewart Enterprises, Inc.

110 Veterans Memorial Boulevard

Metairie, LA 70005

Ladies and Gentlemen:

            We have acted as counsel for Stewart Enterprises, Inc., a Louisiana corporation (the "Company"), in connection with the Company’s registration statement on Form S-8 (the "Registration Statement") with respect to the issuance by the Company of 1,000,000 shares of Class A common stock of the Company, no par value per share (the "Common Stock"), pursuant to the terms of the Stewart Enterprises, Inc. 2003 Employee Stock Purchase Plan (the "Plan").

            Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued on the terms described in the Plan, will be legally issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By:	/s/ Margaret F. Murphy
Margaret F. Murphy
Partner